EXHIBIT 3.4

                       AMENDMENT TO BYLAWS OF THE COMPANY

      The Bylaws of Astralis Ltd. (the "Corporation") have been amended as follows:

      Section 2.9 of the Bylaws of the Corporation has been deleted and amended in its entirety to read as follows:

            Section 2.9 ACTION WITHOUT MEETING. Any action to be taken at any annual or special stockholders' meeting may only be taken at such a meeting with prior notice and with a vote of stockholders. No action may be taken by written consent or consents signed by the stockholders of the Corporation in lieu of such meeting.

      The following Section 3.13 has been added to the Bylaws of the
Corporation:

            Section 3.13 APPROVAL OF RELATED PARTY TRANSACTIONS. Any transaction between the Corporation and any related party must be approved by a majority of independent directors. A related party transaction is any transaction between the Corporation (or any parent or subsidiary of the Corporation) and (i) any director or executive officer of the Corporation,
      (ii) any nominee for election as a director, (iii) any security holder who is known by the Corporation to own of record or beneficially more than 5% of any class of the Corporation's voting securities, (iv) any member of the immediate family of any of the foregoing persons or (v) any company, partnership or other entity controlled by or under common control with any of the above or with respect to which any of the above is an affiliate. No director is independent unless the board of directors affirmatively determines that the director has no relationship that would impair such director's independence. Notwithstanding any determination by the board of directors, a director is not independent if:

            O Such director is, or at any time during the past three years was, employed by the Corporation or any parent or subsidiary;

            O Such director accepted, or has a family member who accepted, any payments from the Corporation (or any parent or subsidiary) in excess of $60,000 during the current or any of the past three fiscal years, other than:

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                  O     director and committee compensation,

                  O payments arising solely from investments in the Corporation's securities,

                  O compensation paid to a family member who is a non-executive employee of the Corporation (or a parent or subsidiary),

                  O benefits under a tax-qualified retirement plan or non-discretionary compensation, or

                  O loans permitted under Section 13(k) of the Securities Exchange Act of 1934 (the "Exchange Act");

            O Such director is a family member of an individual who is, or at any time during the past three years was, an executive officer of the Corporation or any parent or subsidiary of the Corporation;

            O Such director is, or has a family member who is, a partner in, or a controlling shareholder or an executive officer of, any organization to which the Corporation made, or from whom the Corporation received, payments for property or services in the current or any of the past three fiscal years that exceed 5% of the recipient's consolidated gross revenues for that year, or $200,000, whichever is more;

            O Such director is, or has a family member who is, an executive officer of another entity when at any time during the past three years any of the executive officers of the Corporation serve on the compensation committee of such other entity;

            O Such director is, or has a family member who is, a current partner of the Corporation's outside auditor, or was a partner or employee of the Corporation's outside auditor who worked on the company's audit at any time during any of the past three years; and

            O Such director was nominated or designated directly or indirectly by any security holder or affiliate thereof who is known to the Corporation to own of record or beneficially more than 5% of any class of the Corporation's voting securities or who or which has engaged in a related party transaction within the last five years.

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      The following Section 3.14 has been added to the Bylaws of the
Corporation:

            Section 3.14 AMENDMENT OF SECTION 3.13. Notwithstanding anything to the contrary in the Bylaws, Section 3.13 of the Bylaws may not be amended without the affirmative approval of a majority of the independent directors of the Corporation. For purposes of this Section 3.14, the term "independent" shall have the same meaning as provided in Section 3.13.